EXHIBIT 10.2


                               GREAT WESTERN BANK



December 12, 2005

Board of Directors
NEDAK Ethanol, LLC
118 East State Street
Atkinson, Nebraska 68713

        Re:    Term Loan Financing

Ladies and Gentlemen:

        This will confirm the discussions that have occurred between Great Western Bank, N.A. (the "Bank") and NEDAK Ethanol, LLC ("NEDAK") concerning permanent long term financing (the "Loan") relating to the constructing, equipping and start up of operations of an approximately 30 million gallon per year ethanol production facility (the "Project"). Subject to the terms and conditions hereinafter stated, the Bank presently intends to provide financing to NEDAK on approximately the following terms:

     a.   LOAN AMOUNT: $30 million maximum.

     b. INTEREST RATE: 8%, variable, adjusted annually based on prime rate changes.

     c.   CONSTRUCTION LOAN: $16 to $30 million.

     d.   PERMANENT LOAN: $16 to $30 million.

     e. MATURITY: The bank will initially provide for up to an 18-month construction loan, which will then convert to a permanent loan repayable over a 10-year period.

     f. COLLATERAL: The indebtedness will be collateralized by a first mortgage on the Project, as well as a first security interest on all accounts receivable, inventory, equipment, fixtures, all personal property and general intangibles.

     g. USDA GUARANTEE: The permanent loan must be subject to a USDA guaranteed loan in the maximum available amount.

     h.   PREPAYMENT PREMIUM: 1%, applicable to refinancings only.

     i. MINIMUM EQUITY REQUIREMENT: A minimum of approximately 40% equity must be injected into the Project (that is, the equity must equal at least approximately 40% of the total of amount of equity and indebtedness). The Bank will require that equity funds be expended first in the construction of the Project, prior to any borrowing under the construction loan.
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     j.   FINANCING COSTS: The financing closing costs are estimated to include up to a .50% origination fee, a USDA fee, documentation fees, plus third party expenses, such as title insurance, legal fees, appraisal, survey, USDA feasibility study, and filing fees, with the total financing costs estimated to be approximately $400,000. The actual total financing costs will vary depending upon the actual third party expenses incurred and the amount of the USDA guarantee.

        The foregoing shall be subject in all respects to all of the following conditions:

1. The parties shall enter into a later and final agreement (the "Agreement") reflecting the final agreed upon terms between the parties, and this letter of intent shall be of no force and effect whatever in the absence of such an Agreement.

2. NEDAK shall have received binding irrevocable commitments for equity financing, grants or other subordinated financing equal to at least approximately 40% of the total Project costs.

3. The Bank, in its sole and absolute discretion, shall have determined that NEDAK is credit worthy, and Great Western Bank shall find participants sufficient to fund this transaction.

        This letter of intent shall be in effect until expressly terminated by either party, or until the execution of an Agreement between the parties, but in no event later than September 30, 2006, unless extended in writing by the Bank. Either party may disclose the terms hereof to regulatory authorities, potential investors or potential lending participants.

                                    Very truly yours,

                                    Great Western Bank, N.A.


                                    by:    /s/ Janet Rabe
                                           --------------------------------
                                    title:  V.P. - O'Neill
                                           --------------------------------